Central North Airport Group SC 14D9

Exhibit 99.(a)(1)(ii)

LETTER OF TRANSMITTAL

To Tender American Depositary Shares

(Each Representing 8 Series B Shares)

of

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

The undersigned represents that I (we) have full authority to surrender without restriction the American Depositary Shares (the “ADSs”) of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (“OMA”), each representing eight Series B shares of OMA, represented by American Depositary Receipt(s) (“ADRs”) and/or book-entry transfer (including through the Direct Registration System of JP Morgan Chase Bank N.A.), as applicable, for exchange at a purchase price of Ps.1,096 per ADS in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 24, 2021 (the “U.S. Offer to Purchase” and, together with this Letter of Transmittal, as it may be amended or supplemented from time to time, the “U.S. Offer”). You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes in the following page) a check representing a cash payment for ADS(s) tendered pursuant to this Letter of Transmittal. Such cash payment shall be equal to $55 per ADS tendered.

Method of delivery of the ADR(s) is at the option and risk of the owner thereof. See Instruction 1.

Mail or deliver this Letter of Transmittal, or a facsimile, together with the ADR(s) representing your ADSs, to:

If delivering by hand, express mail, courier,
or other expedited service:

American Stock Transfer & Trust Co., LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

By mail: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department P.O. BOX 204 New York, NY 10272-2042

For assistance call (877) 248-6417 or (718) 921-8317

Pursuant to the offer of Aerodrome Infrastructure S.à r.l. (“Aerodrome”), a limited liability company organized under the laws of Luxembourg, an affiliate of Servicios de Tecnología Aeroportuaria, S.A. de C.V. (“SETA”), a Mexican corporation, and beneficially owned by Bagual S.à r.l. (“Bagual”), Grenadier S.à r.l. (“Grenadier”), Pequod S.à r.l. (“Pequod”), Harpoon S.à r.l. (“Harpoon”), Expanse S.à r.l. (“Expanse”), Fintech Holdings Inc. (“FH”) and David Martínez (“Mr. Martinez” and, together with Aerodrome, SETA, Bagual, Grenadier, Pequod, Harpoon, Expanse and FH, the “Offerors”) to purchase ADSs pursuant to the terms and conditions of the U.S. Offer to Purchase, the undersigned encloses herewith and surrenders the following ADR(s) representing ADS(s):

DESCRIPTION OF ADSs SURRENDERED

Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections
ADSs Surrendered (attach additional list if necessary) ADSs Represented by ADR(s)**

ADR Number(s)*	Total Number of ADSs Represented by ADR(s)*	Number of ADSs Surrendered**	Book Entry ADSs Surrendered

TOTAL ADSs

* Need not be completed by book-entry ADS holders.

** Unless otherwise indicated, it will be assumed that all ADSs represented by ADRs described above are being surrendered hereby.

☐ Check this box if your ADR(s) have been lost, stolen, misplaced or mutilated. See Instruction 5.
SPECIAL PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS

Complete ONLY if the check is to be issued in a name which differs from the name on the surrendered ADR(s). Issue to:

Name:

Address:

(Please also complete IRS Form W-9 on the reverse AND
see instructions regarding signature guarantee. See Instructions 3, 4, 6 and 7)

Complete ONLY if check is to be mailed to some address other than the address reflected above. See Instructions 4. Mail to: Name: Address: ☐ Please check here if address change is permanent.

YOU MUST SIGN IN THE BOX BELOW AND FILL OUT AND SIGN THE IRS FORM W-9 ATTACHED HERETO

SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 3.

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on ADR(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 2, 3 and 7.

Registered Holder

Registered Holder

Title, if any

     Date:

     Phone No: :

     Email Address: :

Unless the ADSs are tendered by the registered holder(s) of the ADS(s), or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution. See Instruction 3.

Authorized Signature

Name of Firm

Address of Firm - Please Print

INSTRUCTIONS FOR SURRENDERING ADRs

(Please read carefully the instructions below)

     1.  Method of Delivery: Your ADRs(s) and the Letter of Transmittal must be sent or delivered to American Stock Transfer & Trust Company (the “ADS Receiving Agent”). Do not send your certificates to OMA or the Offerors. The method of delivery of ADRs to be surrendered to the ADS Receiving Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received. If you submit this Letter of Transmittal by facsimile, you must also send or deliver your ADR(s) in order to receive payment. If the ADR(s) are sent by mail, registered mail with return receipt requested and proper insurance is suggested.

the Letter of Transmittal should be completed and signed exactly as the surrendered ADR is registered. Do not sign the ADR(s). Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Payment Instructions” or are for the account of an Eligible Institution. If any of the ADR(s) surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the ADR(s). If any ADS(s) are registered in different names on several ADR(s), it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer's authority to act.

     2.  Payment in the Same Name: If the check is issued in the same name as the surrendered ADR is registered, dealer, credit union, savings association or other entity that is an Eligible Institution. If the surrendered certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if payment is to be made to a person other than the signer of this Letter of Transmittal, or if the payment is to be made to a person other than the registered owner(s), then the surrendered ADR(s) must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4.  Special Payment and Delivery Instructions: Indicate the name in which and address to which the check is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal. If Special Payment Instructions have been completed, a IRS Form W-9, for U.S. persons, or a IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS W-8 Form for non-U.S. persons must also be completed for the person named therein, and that person will be considered the record owner.

5.  Letter of Transmittal Required; Surrender of ADR(s; Lost ADR(s): You will not receive your check and stock certificate unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the ADS Receiving Agent, together with the ADR(s) evidencing your ADS(s) and any required accompanying evidences of authority. If your certificate(s) has been lost, stolen, misplaced or destroyed, contact the ADS Receiving Agent for instructions at (877) 248-6417 or (718) 921-8317 prior to tendering your certificates. Any ADS holder who has lost ADR(s) should make arrangements (which may include the posting of a bond or other satisfactory indemnification and an affidavit of loss) to replace lost ADR(s). Such arrangements should be made with ADS Receiving Agent.

6.  IRS Form W-9: Payments made to holders of ADSs may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 24%. Certain holders are not subject to these information reporting and backup withholding requirements. To avoid backup withholding, U.S. Holders (as defined in the U.S. Offer to Purchase) that do not otherwise establish an exemption should complete and return an Internal Revenue Service (“IRS”) Form W-9, certifying that the U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct, and that the U.S. Holder is not subject to backup withholding. Failure to provide the correct information on the Form W-9 may subject the tendering U.S. Holder to a $50 penalty imposed by the IRS. Holders that are non-U.S. persons may be required to complete and submit an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to the holder’s foreign status. IRS forms may be obtained from the IRS website, www.irs.gov. See “Tax Withholding” in the U.S. Offer to Purchase for a discussion of U.S. and Mexican federal tax consequences of participating in the U.S. Offer.

     7. Stock Transfer Taxes. If payment is to be made to any person other than the registered holder, or if surrendered certificates are registered in the name of any

     3.  Payment in Different Name: If the section entitled “Special Payment Instructions” is completed, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

     All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the ADS Receiving Agent and Offerors and such determination shall be final and binding. The ADS Receiving Agent and the Offerors reserve the right to waive any irregularities or defects in the surrender of any ADRs. A surrender will not be deemed to have been made until all irregularities have been cured or waived.